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                                                             EXHIBIT 28(D)(7)(C)

                                  AMENDMENT TO
                                  ------------
                             SUB-ADVISORY AGREEMENT
                             -----------------------

     THIS AMENDMENT TO SUB-ADVISORY AGREEMENT, dated as of September 15, 2010 (the "Amendment"), is between Lincoln Investment Advisors Corporation, a Tennessee corporation ("LIAC") and Delaware Management Company, a series of Delaware Management Business Trust, a Delaware statutory trust ("Delaware").

                                    RECITALS

     1. LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the "Trust");

     2. LIAC has contracted with Delaware to serve as sub-adviser to, among others, the LVIP Delaware Bond Fund (the "Fund"), a series of the Trust, pursuant to a Sub-Advisory Agreement executed as of January 4, 2010 (the "Agreement");

     3. On March 9, 2010, LIAC and Delaware amended the Agreement to provide for a decrease in the sub-advisory fee for the LVIP Money Market Fund;

     4. Delaware and LIAC have agreed to reduce the sub-advisory fee on the Fund and desire to amend the fee schedule (Schedule A) to the Agreement.

                                 REPRESENTATIONS

     A. Delaware represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; however, Delaware makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Delaware.

     B. LIAC represents and warrants that: (i) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and (ii) approval of the revised fee schedule has been obtained from the Trust's Board of Trustees at an in-person meeting held September 13, 2010.

                                    AMENDMENT

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

910031/4                                1                LVIP Delaware Bond Fund

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     1. The Recitals are incorporated herein and made a part hereof.

     2. The Representations made herein are incorporated and made a part hereof.

     3. Schedule A shall be deleted and replaced with the attached amended Schedule A effective September 15, 2010, to reflect a reduction in the sub-advisory fee for the Fund paid by LIAC to Delaware.

     4. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

     5. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS             DELAWARE MANAGEMENT
CORPORATION                             COMPANY, A SERIES OF DELAWARE
                                        MANAGEMENT BUSINESS TRUST


By:    /s/ Daniel R. Hayes              By:    /s/ Patrick P. Coyne
Name:  Daniel R. Hayes                  Name:  Patrick P. Coyne
Title: President                        Title: President


ACCEPTED AND AGREED TO AS OF THE DAY
AND YEAR FIRST ABOVE WRITTEN:

LVIP DELAWARE BOND FUND,
A SERIES OF LINCOLN VARIABLE INSURANCE
PRODUCTS TRUST


By: /s/ Daniel R. Hayes
Name: Daniel R. Hayes
Title: Chairman, President, and Trustee

910031/4                                2                LVIP Delaware Bond Fund

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                                   SCHEDULE A

                                  Fee Schedule
                                  ------------

     The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:


FUND                                    ANNUAL RATE AS A PERCENT OF
                                        AVERAGE DAILY NET ASSETS
--------------------------------------------------------------------------------
LVIP Delaware Bond Fund                  0.18% of the first $2 billion;
                                         0.15% of the next $1 billion; and
                                         0.09% of the excess over $3 billion

LVIP Delaware Growth and                             0.20%
Income Fund

LVIP Money Market Fund                  0.08% of first $500 million;
                                        0.07% of next $500 million; and
                                        0.06% of excess over $1 billion

LVIP Delaware Social                                0.20%
Awareness Fund

LVIP Delaware Special                               0.20%
Opportunities Fund

910031/4                                3                LVIP Delaware Bond Fund